Exhibit 10.50

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

This Agreement is made and entered into effective as of December 6, 1999, by and between Bank of Lodi, N.A., a national banking association chartered under the federal laws of the United States of America with its principal offices located in the City of Lodi, San Joaquin County, California (“the Employer”), a wholly-owned subsidiary of First Financial Bancorp (the “Holding Company”) and Robert H. Daneke, an individual residing in the State of California (“the Executive”).

RECITALS

WHEREAS, the Executive has been an employee of the Employer since December 6, 1999, and is currently serving as its Executive Vice President and Chief Credit Officer;

WHEREAS, the Employer desires to establish a compensation benefit program as a fringe benefit for executive officers of the Employer in order to attract and retain individuals with extensive and valuable experience in the banking industry;

WHEREAS, it is deemed to be in the best interests of the Employer to provide the Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Employer’s employment and to compensate the Executive for valuable services heretofore rendered to the Employer; and

WHEREAS, the Executive and the Employer wish to specify in writing the terms and conditions upon which the additional compensatory incentive will be provided to the Executive.

NOW, THEREFORE, in consideration of the services to be performed by the Executive in the future, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree as follows:

AGREEMENT

1. Terms and Definitions.

1.1 Administrator. The Employer shall be the “Administrator” and, solely for the purposes of ERISA as defined in subparagraph 1.8 below, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.2 Applicable Percentage. The term “Applicable Percentage” shall mean that percentage listed on Schedule “A” attached hereto which is adjacent to the number of calendar years which shall have elapsed from the date of the Executive’s commencement of service to the Employer and ending on the date Executive’s employment with the Employer is terminated. Notwithstanding the foregoing or the percentages set forth on Schedule “A”, but subject to all other terms and conditions set forth herein, the “Applicable Percentage” shall be:

(a) provided payments have not yet begun with respect to the Employee Benefits specified in Schedule “B”, one hundred percent (100%) upon the termination of the Executive’s employment by the Employer if such termination is in connection with a “Change in Control” as defined in subparagraph 1.3 below. A termination shall be deemed to be in connection with a Change in Control if, within two (2) years following the occurrence of a Change in Control: (i) the Executive’s employment with the Employer is terminated by the Employer other than a Termination for Cause; or (ii) without Executive’s prior written consent there occurs (A) any adverse and material change in the scope of the Executive’s position, responsibilities, duties, salary, benefits or location of employment, or (B) any event which reasonably constitutes or results in a demotion, a significant diminution of responsibilities or authority, or a constructive termination (by forcing a resignation or otherwise) of the Executive’s employment;

(b) provided payments have not yet begun with respect to the Employee Benefits specified in Schedule “B”, one hundred percent (100%) upon the occurrence of (i) the Executive’s death prior to the termination of the Executive’s employment by the Employer, or (ii) the Executive’s Disability (as defined in subparagraph 1.5 below) other than a Disability that occurs after the termination of the Executive’s employment by the Employer.

1.3 Change in Control. The term “Change in Control” shall mean the occurrence of any of the following events with respect to the Employer (with the term “Employer” being defined for purposes of determining whether a “Change in Control” has occurred to include the Holding Company): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Employer or any stock exchange on which the Employer’s shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Employer in which the Employer does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Employer, reflected in the most recent balance sheet of the Employer; (iv) a transaction whereby any “person” (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Employer representing twenty-five percent (25%) or more of the combined voting power of the Employer’s then outstanding securities; (v) if, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer’s shareholders, of each new Director is approved by a vote of at least three-quarters (3/4) of the Directors then still in office who were Directors at the beginning of the period; or (vi) a majority of the members of the Board of Directors of Employer in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a “Change of Control” for the purposes of this Agreement if the event which would otherwise come within the meaning of the term “Change of Control” involves (i) a reorganization at the direction of the Employer solely to form a parent bank holding company which owns one hundred percent

(100%) of the Employer’s common stock following the reorganization, or (ii) an Employee Stock Ownership Plan or similar plan sponsored by the Employer or its parent holding company which is the party that acquires “control” or is the principal participant in the transaction constituting a “Change in Control,” as described above.

1.4 Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

1.5 Disability/Disabled. The term “Disability” or “Disabled” shall have the same meaning given such terms in any policy of disability insurance maintained by the Employer for the benefit of Executives including the Executive. In the absence of such a policy which extends coverage to the Executive in the event of disability, the terms shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of duty for at least three months.

1.6 Early Retirement Date. The term “Early Retirement Date” shall mean the Retirement, as defined below, of the Executive on a date which occurs prior to the Executive attaining sixty-two (62) years of age, but after the Executive has attained fifty-five (55) years of age.

1.7 Effective Date. The term “Effective Date” shall mean the date first written above.

1.8 ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.9 Executive Benefits. The term “Executive Benefits” shall mean the benefits determined in accordance with Schedule “B”, and reduced or adjusted to the extent: (i) required under the other provisions of this Agreement, including, but not limited to, Paragraphs 5, 6, and 7 hereof; (ii) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer or the Holding Company; or (iii) required in order for the Employer or the Holding Company to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.10 Normal Retirement Date. The term “Normal Retirement Date” shall mean the Retirement, as defined below, of the Executive upon attainment of age sixty-two (62).

1.11 Plan Year. The term “Plan Year” shall mean the Employer’s fiscal year.

1.12 Retirement. The term “Retirement” or “Retires” shall refer to the date which the Executive acknowledges in writing to Employer to be the last day he will provide any significant personal services, whether as an employee or independent consultant or contractor, to Employer. For purposes of this Agreement, the phrase “significant personal services” shall mean more than ten (10) hours of personal services rendered to Employer in any thirty (30) day period.

1.13 Termination for Cause. The term “Termination for Cause” shall mean the termination of the employment of the Executive by reason of any of the following:

(a) any act of dishonesty, unauthorized disclosure of confidential information, or fraud by Executive in the performance of his duties as an employee of the Employer;

(b) the commission of a felony involving theft or fraud of any kind;

(c) the commission of fraud or misappropriation or embezzlement of property of the Employer or a customer of the Employer;

(d) Executive engaging in conduct that would preclude the Employer’s ability to bond Executive; or

(e) a written finding or order or directive from the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, or the Board of Governors of the Federal Reserve System that Executive has operated the Employer in an unsafe manner or ordering the removal of Executive as an executive officer of the Employer.

2. Scope, Purpose and Effect.

2.1 Contract of Employment. Although this Agreement is intended to provide the Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between the Executive and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate the Executive’s employment. This Agreement shall have no impact or effect upon any separate written Employment Agreement which the Executive may have with the Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect upon, nor be affected by, the terms and provisions of said Employment Agreement.

2.2 Fringe Benefit. The benefits provided by this Agreement are granted by the Employer as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3. Executive Benefits Payments.

3.1 Payments Upon Early Retirement. The Executive shall have the right to Retire on a date which constitutes an Early Retirement Date as defined in subparagraph 1.6 above. In the event the Executive elects to Retire on a date which constitutes an Early Retirement Date, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits as described in paragraph (b) of Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Early Retirement Date occurs or upon such later date as may be mutually agreed upon by the Executive and the Employer in advance of said Early Retirement Date. The installments shall be payable until the Executive’s death.

3.2 Payments Upon Retirement. If the Executive shall remain in the continuous employment of the Employer until attaining sixty-two (62) years of age, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive Retires or upon such later date as may be mutually agreed upon by the Executive and the Employer in advance of said Retirement date, payable until the Executive’s death. At the Employer’s sole and absolute discretion, the Employer may increase the Executive Benefits as and when the Employer determines the same to be appropriate.

4. Payments in the Event Disability Occurs Prior to Retirement. In the event the Executive becomes Disabled while actively employed by the Employer at any time after the Effective Date of this Agreement but prior to Retirement, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive becomes Disabled, payable until the Executive’s death.

5. Payments in the Event Executive Is Terminated Prior to Retirement. As indicated in subparagraph 2.1 above, the Employer reserves the right to terminate the Executive’s employment, with or without cause but subject to any written employment agreement which may then exist, at any time prior to the Executive’s Retirement. In the event that the employment of the Executive shall be terminated, other than by reason of death, Disability or Retirement, prior to the Executive’s attaining sixty-two (62) years of age, then this Agreement shall terminate upon the date of such termination of employment; provided, however, that the Executive shall be entitled to the following benefits as may be applicable depending upon the circumstances surrounding the Executive’s termination:

5.1 Termination Without Cause. If the Executive’s employment is terminated by the Employer without cause, and such termination is not subject to the provisions of subparagraph 5.4 below, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains fifty-five (55) years of age, or any month thereafter, as requested in writing by the Executive and delivered to the Employer or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Executive does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age. In the event the Executive elects to receive the Executive Benefits prior to attaining sixty-two (62) years of age, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits as described in paragraph (c) of Schedule B. The installments shall be payable until the Executive’s death.

5.2 Voluntary Termination by the Executive. If the Executive’s employment is terminated by voluntary resignation prior to the date specified in Schedule A which corresponds to an Applicable Percentage equal to one hundred percent (100%), and such resignation is not subject to the provisions of subparagraph 5.4 below, the Executive shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Employer pursuant to the terms of this Agreement.

5.3 Termination for Cause. The Executive agrees that if his employment with the Employer is terminated “for cause,” as defined in subparagraph 1.13 of this Agreement, he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Employer pursuant to the terms of this Agreement.

5.4 Termination by the Employer on Account of or After a Change in Control. Upon a Change in Control as defined herein, and within a period of two (2) years following consummation of such a Change in Control, if (i) Executive’s employment is terminated by Employer other than a Termination for Cause; or (ii) without Executive’s prior written consent there occurs (A) any adverse and material change in the nature and scope of Executive’s position, responsibilities, duties, salary, benefits or location of employment, or (B) any event which reasonably constitutes or results in a demotion, significant diminution or constructive termination (by resignation or otherwise) of Executive’s employment, then, in such event, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Executive and delivered to the Employer or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Executive does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age. In the event the Executive elects to receive the Executive Benefits prior to attaining sixty-two (62) years of age, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits as described in paragraph (c) of Schedule B. The installments shall be payable until the Executive’s death.

6. Section 280G Adjustment. If all or any portion of the amounts payable to Executive pursuant to this Agreement alone, or together with other payments which Executive has the right to receive from Employer and the Holding Company, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Employer and Executive may (but shall not be obligated to) restructure the payments to Executive to avoid any excess parachute payments.

7. Right To Determine Funding Methods. The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, under the terms of this Agreement. In the event that the Employer elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Employer shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Employer further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other devise used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 9 below, the Executive shall have no right, title or interest in or to any funding source or amount utilized by the Employer pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Employer’s obligations pursuant to this Agreement. In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Employer may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Employer’s acquisition of any policy of insurance or annuity. Furthermore, a refusal by the Executive to consent to, participate in and undergo any such medical examinations or tests shall result in the immediate termination of this Agreement and the immediate forfeiture by the Executive of any and all rights to payment hereunder.

8. Claims Procedure. The Employer shall, but only to the extent necessary to comply with ERISA, be designated as the named fiduciary under this Agreement and shall have authority to control and manage the operation and administration of this Agreement. Consistent therewith, the Employer shall make all determinations as to the rights to benefits under this Agreement. Any decision by the Employer denying a claim by the Executive, for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Executive. Such decision shall set forth the specific reasons for the denial of a claim. In addition, the Employer shall provide the Executive with a reasonable opportunity for a full and fair review of the decision denying such claim.

9. Status as an Unsecured General Creditor. Notwithstanding anything contained herein to the contrary: (i) the Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Employer as a result of this Agreement; (ii) none of the Employer’s assets shall be held in or under any trust for the benefit of the Executive, or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Employer and the Executive acknowledge and agree that, in the event of a Change in Control, upon request of the Executive, or in the Employer’s discretion if the Executive does not so request and the Employer nonetheless deems it appropriate, the Employer shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Employer, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Employer to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Employer to be used exclusively for discharge of the Employer’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Employer’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

10. Discretion of Board to Accelerate Payout. Notwithstanding any of the other provisions of this Agreement, the Board of Directors of the Employer or the Holding Company may, if determined in its sole and absolute discretion to be appropriate, accelerate the payment of the amounts due under the terms of this Agreement, provided that the Executive: (i) consents to the revised payout terms determined appropriate by the Board of Directors; and (ii) does not negotiate or in any way influence the terms of proposed altered/accelerated payout (said decision to be made solely by the Board of Directors and offered to the Executive on a “take it or leave it basis”).

11. Miscellaneous.

11.1 Opportunity To Consult With Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Employer related to the matters described above in this subparagraph 11.1. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

11.2 Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association (“AAA”) located in San Francisco, California, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Lodi, California, unless otherwise agreed to by the parties.

11.3 Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

11.4 Notice. Any notice required or permitted of either the Executive or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer:	Bank of Lodi, N.A. 701 S. Ham Lane Lodi, California 95242-3537 Attn: Chairman of the Board

If to the Executive:	Robert H. Daneke 2805 Bristol Lane Lodi, CA 95242

11.5 Assignment. The Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Executive by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive, the Executive’s spouse or beneficiaries; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.

11.6 Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Employer and, as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns. Accordingly, the Employer shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement. In the alternative, the Holding Company may agree to assume and discharge the obligation of the Employer under this Agreement. Upon the occurrence of such event, the term “Employer” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or the Holding Company, as the case may be.

11.7 Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

11.8 Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

11.9 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

11.10 Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

11.11 Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

11.12 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

11.13 Governing Law. The laws of the State of California, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Employer or the Holding Company, shall govern the validity, interpretation, construction and effect of this Agreement.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement on the date first above-written in the City of Lodi, San Joaquin County, California.

EMPLOYER		EXECUTIVE

Bank of Lodi, N.A

By:	/s/ Leon J. Zimmerman	/s/ Robert H. Daneke
	Leon J. Zimmerman,	Robert H. Daneke
President and Chief Executive Officer

SCHEDULE A

CALENDAR YEAR	APPLICABLE PERCENTAGE
December 6, 1999 to December 5, 2000	0%
December 6, 2000	0%
December 6, 2001	0%
December 6, 2002	0%
December 6, 2003	0%
December 6, 2004	20%
December 6, 2005	40%
December 6, 2006	60%
December 6, 2007	80%
December 6, 2008	100%

SCHEDULE B

EXECUTIVE BENEFITS

The Employer shall pay to the Executive pursuant to the Agreement during the Executive’s lifetime, an annual amount equal to the Applicable Percentage of the lesser of (i) 60% of Executive’s base annual salary as of the time of Executive’s death, Disability, Retirement or termination, or (ii) One Hundred Twelve Thousand Nine Hundred Forty Dollars ($112,940.00). The amount of Executive Benefits payable each year under the Agreement shall be payable in twelve equal monthly installments and shall be adjusted each year from the date of commencement of payments of the Executive Benefits until the death of the Executive as follows:

(a) The Executive Benefits shall be increased at the rate of two percent (2%) each year, subject to further adjustment for an Early Retirement.

(b) If the Executive elects Early Retirement, the Executive Benefits shall be decreased by a percentage calculated by subtracting the Executive’s age at Early Retirement from the normal Retirement age of 62, and multiplying the result by a factor of five. For example, a 35% reduction of the Executive Benefits would occur if the Executive’s Early Retirement age is 55, based on the following calculation: 62-55=7x5=35%.

(c) If the Executive elects under Section 5.1 or Section 5.4 to receive Executive Benefits prior to attaining age 62, the Executive Benefits shall be decreased by a percentage calculated by subtracting the Executive’s age at commencement of benefits from the normal Retirement age of 62, and multiplying the result by a factor of five. For example, a 35% reduction of the Executive Benefits would occur if the Executive elected to receive benefits at age 55, based on the following calculation: 62-55=7x5=35%.

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